                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ]      Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to Section 240.1a-11(c) or Section
         240.1a-12


                            KANEB SERVICES, INC.
                 ----------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                            KANEB SERVICES, INC.
                    ----------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (check the appropriate box):

 [X]     No filing fee required.
 [ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

         1) Title of each class of securities to which transaction applies: N/A

         2)      Aggregate number of securities to which transaction applies:
                 N/A

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11; (Set forth amount on which the filing is calculated and state how it was determined.): N/A

         4)      Proposed maximum aggregate value of transaction:  N/A

         5)      Fee paid previously with preliminary materials:  N/A

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)      Amount previously paid:  N/A

         2)      Form, Schedule or Registration Statement No.:  N/A

         3)      Filing Party:  N/A

         4)      Date Filed:  N/A

         5)      Total fee paid:  N/A

                              KANEB SERVICES, INC.
                         2435 North Central Expressway
                            Richardson, Texas 75080

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             To Be Held May 5, 1997



To the Stockholders of  Kaneb Services, Inc.:

         Notice is hereby given that the Annual Meeting of Stockholders of Kaneb Services, Inc., a Delaware corporation (the "Company") will be held at 550 Light Street, Baltimore, Maryland 21202, at 9:00 A.M., Eastern Time, on May 5, 1997, for the following purposes:

         (1)     to elect a Board of Directors; and,

         (2) to transact such other business as may properly come before the meeting or any adjournment thereof.

         Stockholders of record at the close of business on March 18, 1997, will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

         Stockholders are cordially invited to attend the meeting in person. Those who will not attend and who wish that their stock be voted are requested to sign, date and promptly mail the enclosed proxy in the enclosed stamped return envelope.

                                    By Order of the Board of Directors



                                    Howard C. Wadsworth
                                    Vice President, Treasurer and Secretary



Richardson, Texas
March 24, 1997



 WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING, YOU ARE URGED TO SIGN,
       DATE AND MAIL THE ENCLOSED PROXY CARD PROMPTLY. IF YOU ATTEND THE
            MEETING, YOU CAN VOTE EITHER IN PERSON OR BY YOUR PROXY.

                              KANEB SERVICES, INC.

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS

                             TO BE HELD MAY 5, 1997

                   SOLICITATION AND REVOCABILITY OF PROXIES

         This Proxy Statement is furnished in connection with the solicitation of proxies of the holders of the Common Stock, no par value (the "Common Stock"), of Kaneb Services, Inc. (the "Company") on behalf of the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on May 5, 1997, at 550 Light Street, Baltimore, Maryland 21202, at 9:00 A.M., Eastern Time, or at any adjournment of such meeting. Copies of the accompanying Notice of Annual Meeting of Stockholders (the "Notice"), Proxy Statement and form of proxy are being mailed to stockholders on or about March 26, 1997.

         A proxy that has been received by management of the Company may be revoked by the stockholder giving such proxy at any time before it is exercised. However, mere attendance at the meeting by the stockholder will not itself have the effect of revoking the proxy. A stockholder may revoke his proxy by notification in writing (or in person if he attends the meeting) given to Howard C. Wadsworth, Vice President, Treasurer and Secretary of the Company, 2435 North Central Expressway, Richardson, Texas 75080 or by proper execution of a proxy bearing a later date. A proxy in the accompanying form, when properly executed and returned, will be voted in accordance with the instructions contained therein. A proxy received by management which does not withhold authority to vote or on which no specification has been indicated will be voted in favor of the proposals set forth in the proxy.

         The Company's principal executive offices are located at 2435 North Central Expressway, Richardson, Texas 75080, and its telephone number is (972) 699-4000.

         The cost of preparing and mailing the proxy, Notice and Proxy Statement will be paid by the Company. In addition to mailing copies of this material to all stockholders of the Company, the Company has retained D.F. King & Co. to request banks and brokers to forward copies of such material to persons for whom they hold stock of the Company and to request authority for execution of the proxies. The Company will pay D.F. King & Co. a fee of $4,000 excluding expenses, and will reimburse banks and brokers for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

         At the date of this Proxy Statement, the management of the Company does not know of any business to be presented at the meeting, other than as set forth in the Notice accompanying this Proxy Statement. If any other business should properly come before the meeting, it is intended that the shares represented by proxies will be voted with respect to such business in accordance with the judgment of the persons named in the proxy.

             COMMON STOCK OUTSTANDING AND PRINCIPAL HOLDERS THEREOF

         The Board of Directors of the Company has fixed the close of business on March 18, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"). At that date, there were outstanding 32,981,551 shares of Common Stock of the Company, and the holders thereof of record on that date will be entitled to one vote for each share held by them for each proposition to be presented at the meeting.

         As of March 18, 1997, all Directors and executive officers of the Company as a group owned beneficially an aggregate of 1,965,837 shares, representing approximately 5.96% of the outstanding shares of Common Stock of the Company. Such ownership amount includes 284,264 shares which can be acquired by Directors and executive officers of the Company pursuant to the exercise of outstanding stock options within 60 days of March 18, 1997.

         The following table sets forth information with respect to the shares of the Company's Common Stock owned of record or beneficially as of March 18, 1997, by all persons other than Directors and executive officers of the Company who own of record or are known by the Company to own beneficially more than 5% of such class of securities:

               Name and Address                 Type of           Number           Percent
                of Stockholder                 Ownership         of Shares         of Class
        -------------------------------        ---------         ---------         --------
           State of Wisconsin                  Beneficial        3,171,000           9.61%
           Investment Board (1)
           121 East Wilson Street
           Madison, Wisconsin  53703

(1) The information included herein was obtained from information contained in Amendment No. 8 to Schedule 13G, dated January 24, 1997, filed by the stockholder with the Securities and Exchange Commission, pursuant to the Securities Exchange Act of 1934.



                             ELECTION OF DIRECTORS

       At the Annual Meeting of Stockholders of the Company, six Directors, constituting the entire Board of Directors of the Company (the "Board"), are to be elected by the holders of Common Stock to hold office until the next Annual Meeting of Stockholders and thereafter until their respective successors are elected and qualified. All six nominees proposed by the Board for election by the holders of Common Stock are incumbent Directors. Although the Board does not contemplate that any of the nominees will be unable to serve, if such should occur prior to the meeting, proxies which do not withhold authority to vote for Directors will be voted for a substitute in accordance with the best judgment of the person or persons authorized by such proxies to vote.

       The enclosed form of proxy provides a means for stockholders to vote for all the nominees listed therein, to withhold authority to vote for one or more of such nominees or to withhold authority to vote for all of such nominees. Each properly executed proxy received in advance of the commencement of the meeting will be voted as specified therein. If a stockholder does not specify otherwise, the shares represented by their proxy will be voted for the nominees listed therein or as noted above for other nominees selected by the Board. Unless a stockholder who withholds authority votes in person at the meeting or votes by means of another proxy, the withholding of authority will have no effect upon the election of Directors because the Company's By-Laws provide that Directors are elected by a plurality of the votes cast. Under applicable Delaware law, a broker non-vote will have no effect on the outcome of the election of Directors. However, the shares held by each stockholder who signs and returns the enclosed form of proxy will be counted for purposes of determining the presence of a quorum at the meeting.

NOMINEES FOR DIRECTORS

         The following table sets forth: (i) the name and age of each nominee listed in the enclosed form of proxy; (ii) the principal occupation of such nominee; (iii) the year during which such nominee first became a Director of the Company; and (iv) the number of shares of Common Stock beneficially owned by such nominee as of March 18, 1997. Each nominee has sole voting power and sole investment power with respect to all or substantially all of the shares attributed to him.

                                                                               Shares of Common       Percent
                                                          Year First          Stock Beneficially      of Out-
                                                           Became a                Owned at          standing
     Name              Principal Occupation                Director    Age     March 18, 1997(1)      Shares
------------------     -------------------------------  -------------  ---    -------------------    --------
John R. Barnes         Chairman of the Board,                1986      52         1,411,258             4.28%
                       President and Chief Executive
                       Officer of the Company

Sangwoo Ahn            General Partner of Morgan             1989      58           165,545              *
                       Lewis Githens & Ahn, L.P.
                       an investment banking firm (2)

Frank M. Burke, Jr.    Chairman and Managing General         1997      57            41,429              *
                       Partner of Burke, Mayborn
                       Company, Ltd., a private
                       investment company (3)

Charles R. Cox         Industrial Group President of         1995      54            49,545              *
                       Fluor Daniel, Inc., an
                       international services
                       company (4)

Ralph A. Rehm          President of NorthLake Consulting     1991      51            70,252              *
                       Company, a financial consulting
                       service firm (5)

James R. Whatley       Investments (6)                       1956      70           108,933              *

------------------
*Less than one percent.

(1) Shares listed include those beneficially owned by the person indicated or his spouse or children living at home, as well as those shares that are subject to options exercisable by such person within 60 days of March 18, 1997.
(2) Mr. Ahn has been a partner of Morgan Lewis Githens & Ahn, L.P. for more than the past five years and currently serves as a director of Gradall Industries, Inc., ITI Technologies, Inc., PAR Technology Corporation, Quaker Fabric Corporation, and Stuart Entertainment, Inc.
(3) Mr. Burke was elected to the Board effective January 1, 1997 to fill a vacancy. He has held the described position for more than the past five years. He was previously associated with Peat, Marwick, Mitchell & Co. (now KPMG Peat Marwick, LLP), an international firm of certified public accountants, for twenty-four years.
(4) Mr. Cox has held senior executive level positions for more than the past five years of his twenty-seven year career with Fluor Daniel, Inc.
(5) Mr. Rehm has held the described position for more than the past 5 years (see "Certain Transactions").
(6)      Mr. Whatley served as Chairman
         of the Board of Directors of the Company from February 1981 until April 1989 and currently serves as Chairman of the Board of Directors of First Heritage Bank N.A.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         During 1996, the Board held five meetings and each incumbent Director attended more than 75% of the aggregate of the total number of such meetings and the total number of meetings held by all committees of the Board on which he served during his term.

         The Board has an Audit Committee which is currently composed of Sangwoo Ahn and Frank M. Burke, Jr. (effective February 21, 1997). The functions of the Audit Committee, which held two meetings during 1996, include the planning of, and fee estimate approval for, the annual audit of the Company's consolidated financial statements, review of the results of the examination by the Company's independent accountants of the Company's consolidated financial statements, and approval of any non-audit services performed by the Company's independent accountants and consideration of the effect of such non-audit services on the auditors' independence. The Board also has a Compensation Committee composed of James R. Whatley, Charles R. Cox and Ralph A. Rehm. The function of the Compensation Committee is to establish and review the compensation programs for the executive officers of the Company and its subsidiaries and to formulate, recommend and implement incentive, stock option or other bonus plans or programs for the officers and key employees of the Company and its subsidiaries. The Compensation Committee met five times in 1996 to thoroughly review, among other things, the option repricing program, the DSU Plan and the SDC Plan, all of which are more fully described in this Proxy Statement.

         The Board also has a Nominating Committee, composed of all of the non-employee Directors, which held two meetings during 1996. The Nominating Committee has the duty and responsibility to consider and recommend future nominees to the Board and considers nominees recommended by stockholders of the Company. Such recommendations for 1998 nominees must be submitted in writing by December 1, 1997, to Howard C. Wadsworth, Vice President, Treasurer and Secretary of the Company, 2435 North Central Expressway, Richardson, Texas 75080. The submitted recommendations must be accompanied by a statement of qualifications of the recommended nominee and a letter from the nominee affirming that they will agree to serve as a Director of the Company if elected by the stockholders.

EXECUTIVE OFFICERS

         The following table sets forth the names, ages, positions with the Company and ownership of the Company's Common Stock for the executive officers of the Company.



                                                                               Shares of Common       Percent
                                                           Years of           Stock Beneficially      of Out-
                                                          Service in               Owned at          standing
     Name                        Office                     Office     Age     March 18, 1997(1)      Shares
------------------     --------------------------        -----------   ---    -------------------    --------
John R. Barnes          Chairman of the Board,                10       52         1,411,258             4.28%
                        President and Chief
                        Executive Officer

Edward D. Doherty       Senior Vice President                  8       61            55,223              *

Joseph P. Lahey         Senior Vice President (2)              1       49            20,000              *

Howard C. Wadsworth     Vice President, Treasurer              6       52            34,137              *
                        and Secretary

Tony M. Regan           Controller                             6       36             9,515              *

-------------------------------
*Less than one percent.

(1) Shares listed include those beneficially owned by the person indicated or his spouse or children living at home, as well as those shares that are subject to options exercisable by such person within 60 days of March 18, 1997.
(2) Mr. Lahey joined the Company in March 1996. From 1993 to 1996, Mr. Lahey was Senior Vice President of Liberty Technologies, Inc. and from 1988 to 1993 he served as President and Chief Executive Officer of Barnard and Burk Group Inc.

                             EXECUTIVE COMPENSATION
EXECUTIVE OFFICERS

    The following table sets forth information concerning the annual and long-term compensation for services in all capacities to the Company paid for the fiscal years ended December 31, 1996, 1995 and 1994 to the Chief Executive Officer and the four most highly compensated executive officers of the Company whose cash compensation in 1996 exceeded $100,000 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE


                                                                                Long Term Compensation
                                                                 -----------------------------------------------
                                                                    DSUs      Options
                                      Annual Compensation        Related to  Related to   Repriced        Other
   Name and                       ---------------------------     Deferred    Deferred      Stock         Stock      All Other
Principal Position       Year       Salary (1)      Bonus (2)     Salary      Salary      Options       Options   Compensation(3)
-------------------     ------    ------------     ----------    ---------    --------    --------       -------   -------------
John R. Barnes           1996       $313,296       $   -0-        148,735     113,926      450,000         -0-        $  8,002
Chairman of the Board,   1995        313,296           -0-            -0-         -0-          -0-         -0-           7,788
President and Chief      1994        313,296           -0-            -0-         -0-          -0-         -0-           7,788
Executive Officer

Edward D. Doherty        1996        200,333        93,040         13,129       7,273      240,000         -0-           6,832
Senior Vice President    1995        190,833       133,100            -0-         -0-          -0-         -0-           6,096
                         1994        180,417        40,000            -0-         -0-          -0-         -0-           6,833

Joseph P. Lahey          1996       167,000(4)        -0-          21,818      21,818          -0-     100,000             145
Senior Vice President

Howard C. Wadsworth      1996        180,000        10,000         14,548      13,399       65,000         -0-           6,746
Vice President,          1995        170,833           -0-            -0-         -0-          -0-      30,000           3,288
Treasurer and Secretary  1994        150,833        25,000            -0-         -0-          -0-         -0-           3,305

Tony M. Regan            1996        120,250           -0-         13,415      13,200       15,000         -0-           3,848
Controller               1995        101,667           -0-            -0-         -0-          -0-      10,000           4,006

-------------------------------
(1) Amounts for 1996 include compensation voluntarily deferred by Messrs. Barnes, Doherty, Lahey, Wadsworth and Regan, in the amounts of $58,743, $3,750, $11,250, $7,750 and $6,806, respectively, for the purchase of Deferred Stock Units ("DSUs") pursuant to the Company's Deferred Stock Unit Plan (the "DSU Plan"). Additionally, $54,927, $11,151, $1,800 and $387 in compensation was voluntarily deferred in 1996 by Messrs. Barnes, Doherty, Wadsworth and Regan, respectively, for the purchase of Deferred Stock Units ("DSUs") pursuant to the Company's Supplemental Deferred Compensation Plan (the "SDC Plan"). Both the DSU Plan and the SDC Plan are more fully described elsewhere in this Proxy Statement.
(2) Represents annual incentive bonus amounts earned during the year shown, which amounts were paid in the following year, unless otherwise noted. Amounts for 1994 include a non-recurring bonus award to Mr. Wadsworth of $25,000 that was earned during 1993 and 1994, and paid during 1994, for his performance in connection with a special foreign assignment. Amounts for 1996 include a non-recurring lump-sum bonus payment to Mr. Wadsworth of $10,000, in lieu of a salary increase, which was paid in 1996.
(3) Includes the amount of the Company's contribution to the Company's Savings Investment Plan (the "401(k) Plan") and the imputed value of Company-paid group term life insurance exceeding $50,000. The 401(k) Plan covers all full-time domestic employees of the Company and its subsidiaries and allows for employee contributions of up to 12% of pay, which may be directed to a variety of investments. However, the Named Executive Officers are limited by statute to contributions of less than 12% of pay. Contributions to the 401(k) Plan of up to 6% of pay are matched by the Company at a rate of 50% for employee-directed Company Common Stock investments and 25% for other employee-directed investments. The Company also contributes the equivalent of an additional 2% of pay to the 401(k) Plan investment(s) of choice for each participant. Mr. Lahey will first be eligible to participate in the 401(k) Plan on April 1, 1997.
(4) Represents salary earned by Mr. Lahey from the date he joined the Company (March 1, 1996) through December 31, 1996.

BOARD COMPENSATION COMMITTEE REPORT ON REPRICING OF OPTIONS/SARS

         The Committee has directed the preparation of this report and has approved its contents and its submission to the stockholders. As provided by the rules of the Securities and Exchange Commission (the "Commission"), this report is not deemed to be filed with the Commission nor incorporated by reference into any prior or future fillings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended. The Company's compensation system for its executive officers provides additional incentive for stock growth and total stockholder return through the use of plans whose benefits depend upon the performance of the Company's Common Stock. Stock options have been periodically granted to executive officers and other employees of the Company pursuant to the 1984 Stock Option Plan (the "1984 Option Plan") and the 1994 Stock Incentive Plan (the "1994 SIP"), primarily based upon the executive's or employee's ability to further the Company's future business objectives. The 1994 SIP was adopted by the Company and approved by the stockholders to replace the 1984 Option Plan, which expired in 1994. While options under the 1984 Option Plan remain outstanding, no new options have been granted under that plan since 1994.

         During 1996, the Committee recognized that many of the options granted during prior years had lost all of the positive attributes for which they were originally intended since their exercise prices were significantly above the market price of the Company's Common Stock. In order to restore the linkage of this important element of compensation with the goal of increasing stockholder value, the Committee developed a repricing program which would accomplish this objective, while continuing to recognize the initial pricing thresholds established under the original option grants. Under the Compensation Committee's repricing program, those persons who elected to participate, voluntarily surrendered the vesting rights under their existing, substantially vested options in consideration for the issuance of options under the 1994 SIP or through amendments to such individual's original option agreements, as appropriate. The repriced stock options cannot fully vest until the earlier of: (i) the date, after April 21, 2001, on which the 30-consecutive day average closing price of the Company's Common Stock is equal to or greater than the original exercise price of the option immediately prior to the time such option was repriced; or, (ii) April 21, 2006; or, (iii) the participant's death, disability or a "change of control." The Committee believes that the repricing program, with its revised vesting schedule, restores the motivational aspects of these options, while once again providing incentive for stock growth and increased shareholder return.

                                                 Compensation Committee

                                                 James R. Whatley, Chairman
                                                 Charles R. Cox
                                                 Ralph A. Rehm

                         TEN-YEAR OPTION/SAR REPRICINGS

         During 1996, recognizing that many of the stock options issued in prior years had lost their value to motivate and retain key executives, the Compensation Committee approved the repricing program described in detail above. The repriced stock options are reflected in the following table.

                                                                                                 Length of
                                                    Market Price      Exercise                    Original
                                      Number of     of Stock at       Price of        New       Option Term
                                      Securities      Time of       Stock at Time   Exercise    Remaining at
                                      Repriced       Repricing       of Repricing     Price     Reprice Date
         Name                Date        (#)         ($/Share)        ($/Share)     ($/Share)     (Years)
------------------        -------     --------        -------          ------        -------    ------------
John R. Barnes            4/22/96      175,000         $2.625           $6.38          $2.625        6
John R. Barnes            4/22/96      275,000          2.625            8.50           2.625        6
Edward D. Doherty         4/22/96      240,000          2.625            4.63           2.625        3
Howard C. Wadsworth       4/22/96       50,000          2.625            4.00           2.625        4
Howard C. Wadsworth       4/22/96       15,000          2.625            4.75           2.625        6
Tony M. Regan             4/22/96        5,000          2.625            6.13           2.625        4
Tony M. Regan             4/22/96       10,000          2.625            4.75           2.625        6

                 OPTIONS/SAR'S GRANTED DURING LAST FISCAL YEAR

         The following table includes the details of options granted or repriced for the Named Executives during the last fiscal year. All stock options were priced at 100% of the closing price of the Company's common stock on the date of grant or repricing. For illustrative purposes only, the Black-Scholes option pricing model has been used to estimate the value of stock options issued by the Company. The assumptions used in the calculations under such model include stock price variance or volatility based on weekly average variances of the stock for the five-year period preceding issuance, a risk-free rate of return based on the 30-year U.S. Treasury bill rate for the five-year expected life of the options, and exercise of the options at the end of their expected life. The actual option value realized, if such option is exercised, will be based upon the excess of the market price of the Company's Common Stock over the exercise price of the option on the date of exercise and there is no relationship between the actual option value upon exercise and the illustration below.

                            Number of       % of Total                                  Computed Value
                           Options/SAR's     Granted                                      Using Black
                             Granted/     To Employees   Exercise Price   Expiration     Scholes Option
       Name                  Amended       During Year     ($/Share)        Date         Pricing Model
-------------------       --------------   -----------    -------------   ---------      -----------
John R. Barnes (1)           450,000          39.2%        $ 2.625         4/21/06        $ 472,500
John R. Barnes (2)           113,926           9.9%          2.750         8/15/06          127,597
Edward D. Doherty (1)        240,000          20.9%          2.625         4/21/06          252,000
Edward D. Doherty (2)          7,273           0.6%          2.750         8/15/06            8,146
Joseph P. Lahey (3)          100,000           8.7%          2.625         3/05/06          104,000
Joseph P. Lahey (2)           21,818           1.9%          2.750         8/15/06           24,436
Howard C. Wadsworth (1)       65,000           5.7%          2.625         4/21/06           68,900
Howard C. Wadsworth (2)       13,091           1.1%          2.750         8/15/06           14,662
Howard C. Wadsworth (2)          308           0.0%          3.250        12/10/06              407
Tony M. Regan (1)             15,000           1.3%          2.625         4/21/06           15,900
Tony M. Regan (2)             13,200           1.1%          2.750         8/15/06           14,784


(1) Issued or amended on April 22, 1996 pursuant to a repricing agreement more fully described in the Ten-Year Option/SAR Repricings table elsewhere in this Proxy Statement.

(2) Issued in connection with such person's participation in the DSU Plan, which plan is more fully described elsewhere in this Proxy Statement.

(3) Issued in connection with Mr. Lahey's employment with the Company, which options vest ratably over the next five years.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

     There were no options or SAR's exercised by the Named Executive Officers during 1996.

                                                   Number of Unexercised        Value of Unexercised
                                                        Options Held             In-the-Money Options
                     Shares                          at Fiscal Year End           at Fiscal Year End
                   Acquired on    Value           --------------------------   --------------------------
      Name          Exercise     Realized         Exercisable  Unexercisable   Exercisable  Unexercisable
----------------    --------     --------         -----------  -------------   -----------  -------------
John R. Barnes        - 0 -      $ - 0 -             - 0 -         563,926        $  - 0 -     $  338,213

Edward D. Doherty     - 0 -        - 0 -            10,000         247,273           7,500        153,637

Joseph P. Lahey       - 0 -        - 0 -            10,000         111,818           6,250         67,159

Howard C. Wadsworth   - 0 -        - 0 -            15,000          93,399          22,500         69,671

Tony M. Regan         - 0 -        - 0 -             2,000          36,200           1,500         21,975


DESCRIPTION OF CERTAIN PROGRAMS ESTABLISHED IN 1996

Deferred Stock Unit Plan

         Many executives desired to participate in the Company's growth at greater levels than those afforded by the traditional stock option grants they had received. In response to their request, the Compensation Committee initiated the Deferred Stock Unit Plan during 1996. Under the Deferred Stock Unit Plan (the "DSU Plan"), the Named Executive Officers and other key employees of the Company were given the opportunity to defer between 5% and 50% of their base salary, as of their initial date of participation, for two years commencing August 16, 1996 toward the purchase of deferred stock units ("DSUs") at a value equal to the closing price of the Company's Common Stock on the day following the employee's election to participate in the DSU Plan; a date pre-selected by the Compensation Committee, (the "Election Date"). During the first two years following the Election Date, a participant's DSUs vest only in an amount equal to the lesser of the salary actually deferred to date or the value (based upon the then-current closing price of the Company's Common Stock) of the pro-rata portion (as of such date) of the number of DSUs acquired.
After the second anniversary of the Election Date, the DSUs become fully vested, but may only be distributed through the issuance of a like number of shares of the Company's Common Stock on a pre-selected date, which was irrevocably selected by the participant on the Election Date and which could be no earlier than three years, and no later than ten years, after the Election Date. DSU accounts are unfunded by the Company and such accounts do not bear interest. Each person that elected to participate in the DSU Plan was also awarded, under the Company's 1994 Stock Incentive Plan, an option to purchase a number of shares of the Company's Common Stock equal to the number of DSUs agreed to be purchased by such person at 100% of the closing price of the Company's Common Stock on the day following the date of election to participate in the DSU Plan. One-third of such options will become exercisable in each of the third, fourth and fifth years after the grant.

Supplemental Deferred Compensation Plan

         The Supplemental Deferred Compensation Plan (the "SDC Plan") was established in order to allow executive officers and key employees of the Company to defer a portion of their salary that, because of statutory limitations, could not otherwise be set aside for retirement purposes in the Company's 401(k) Plan. The non-qualified SDC Plan permits a participant to defer a portion of their total base salary that is in excess of the amounts elected by the participant to be deferred under the Company's 401(k) Plan, but no greater than approximately 6% of their total base salary when such person's SDC Plan deferral is combined with their 401(k) Plan deferral plus the amount by which their 401(k) Plan deferral was reduced due to participation in the DSU Plan. The Company makes contributions to the SDC Plan under the same formula as those contributions made to the 401(k) Plan; however, such contributions and participant deferrals are made to the SDC Plan in the form of DSUs, equivalent in value to 100% of the price of the Company's Common Stock at the time of the participant's deferral of salary to the SDC Plan. All amounts deferred under the SDC Plan are memorandum bookkeeping accounts, and such accounts do not bear interest. Vesting in SDC Plan accounts occurs ratably over the first five years of the participant's employment, in the same manner as the 401(k) Plan. SDC Plan accounts will not be distributed until the earlier of a date predetermined by the participant, at the time of a "change of control" of the Company, or a qualifying event substantially similar to qualifying distribution events established under the 401(k) Plan. Distributions from the SDC Plan may be made in the form of shares of the Company's Common Stock and/or cash, at the discretion of the Compensation Committee. The value of an account at the time of distribution will be equal to the value of the participants vested DSUs, which are equivalent in value to shares of the Company's Common Stock at that time. At the commencement of the Plan, participant deferrals were allowed and Company contributions were credited to make up for previous shortfalls due to statutory limitations from the inception of the Company's 401(k) Plan in 1991 to date for currently active participants.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee of the Board of Directors is responsible for recommending the types and levels of compensation for executive officers of the Company. The Compensation Committee (the "Committee") is composed of three independent, non-employee Directors, though Messrs. Whatley and Rehm have previously served as officers of the Company. Following thorough review and approval by the Committee, decisions relating to executive compensation are reported to and approved by the full Board of Directors. The Committee has directed the preparation of this report and has approved its contents and its submission to the stockholders. As provided by the rules of the Securities and Exchange Commission (the "Commission"), this report is not deemed to be filed with the Commission nor incorporated by reference into any prior or future fillings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

         In the Committee's opinion, levels of executive compensation should generally be based upon the performance of the Company, the contributions of individual officers to such performance and in comparison to persons with comparable responsibilities in business enterprises similar in size or nature to the Company. The Committee believes that compensation plans should align executive compensation with returns to stockholders, giving due consideration to the achievement of both long-term and short-term objectives. Such compensation policies and practices have allowed the Company to attract, retain and motivate its key executives.

         The compensation of the executive officers of the Company consists primarily of base salaries and the opportunity to participate in certain incentive arrangements, including, among other programs established during 1996, as described herein, the 1994 Stock Incentive Plan (the "1994 SIP") and the grant of contractual non-qualified stock options. Certain executive officers have also previously participated in the Company's 1984 Stock Option Plan (the "1984 Option Plan"), which expired by its own terms in March 1994. The value of these plan benefits directly relates to the future performance of the Company's Common Stock. Consistent with all other full-time Company employees, the Named Executive Officers are also eligible to participate in the Company's 401(k) Plan. The Committee believes that this plan encourages longer-term employment through gradual service-based vesting of Company contributions. The plan also provides an incentive to employees of the Company, including the Named Executive Officers, who elect to tie their own financial interests, in part, to those of the Company's stockholders by offering larger employer-matching contributions to employee contributions to the plan that are invested in the Company's Common Stock than employee contributions that are directed to other investment options provided under the plan.

         The base salaries of the Company's executive officers, including the Chief Executive Officer, are based upon a subjective assessment of each individual's performance, experience and other factors which are believed to be relevant in comparison with compensation data contained in published and well recognized surveys. The Committee believes that the salaries and total compensation of the Company's executive officers ranks within close proximity to the median level of most of the comparative data. In addition to the foregoing, two of the Company's executive officers, Messrs. Doherty and Lahey, are each eligible to receive, on a year to year basis, an incentive bonus based upon the actual results achieved, as compared to budget, in a given fiscal year by the subsidiaries of the Company that are under their respective direct supervision. These incentive arrangements have been extended to such executive officers for 1997. The Committee believes that an improvement in earnings from the prior year and a comparison of actual performance versus budget are appropriate standards for measuring subsidiary performance and directly links the individual participant's total potential remuneration with the accomplishment of established growth targets.

         The Committee also believes that the utilization of incentive programs that are linked to the performance of the Company's Common Stock closely aligns the interests of the executive with those of the Company's stockholders. Accordingly, during 1996, the Committee authorized the establishment of the Company's Deferred Stock Unit Plan

(the "DSU Plan") and the Company's Supplemental Deferred Compensation Plan (the "SDC Plan"). Each of these plans utilize the concept of a deferred stock unit ("DSU"), which is designed to have characteristics substantially similar to those of the Company's Common Stock. The specific characteristics of DSUs, as well as a description of each of these plans, are described in more detail elsewhere in this Proxy Statement. The Committee believes that these plans are an integral part of key employee's total compensation and are necessary in order to maintain the Company's ability to recruit and retain senior executive talent. The amount of salary deferrals and DSU's purchased and stock option grants under the DSU Plan and the SDC Plan are set forth for each of the Named Executive Officers in the Summary Compensation and Options/SARs Granted tables contained in this Proxy Statement.

         Eligibility for participation in the DSU Plan, the SDC Plan and the awards granted under 1994 SIP were determined after the Committee had thoroughly reviewed and taken into consideration the respective relative accountability, anticipated performance requirements and contributions to the Company by the prospective participants, including the Named Executive Officers. All outstanding options that have been granted pursuant to these plans and programs were granted at prices not less than 100% of the fair market value of the Company's Common Stock on the dates such options were granted.
The Committee believes that stock options, deferred stock units, stock appreciation rights and stock grants are a desirable form of long-term compensation that closely connect the interests of management with stockholder value.

                                                Compensation Committee

                                                James R. Whatley, Chairman
                                                Charles R. Cox
                                                Ralph A. Rehm

TERMINATION AGREEMENTS

         In order to attract and retain qualified employees, the Company has periodically entered into termination agreements with key employees of the Company and its subsidiaries which provide that the Company will pay certain amounts into an escrow account if a third party takes certain steps which could result in a change-of-control. Under the agreements, a "change-of-control" occurs if, under certain specified circumstances: (i) a third party becomes the beneficial owner of 20% of the Company's outstanding common shares; or,
(ii) the incumbent directors do not constitute a majority of the Board of Directors of the Company; or, (iii) a majority of the fair market value of the assets of the Company is distributed to its stockholders. If a change-of-control occurs and, among other things, the employment of the employee terminates, voluntarily or involuntarily, for any reason, the escrowed sum will be paid to the employee. Messrs. Barnes, Doherty, Lahey and Wadsworth have termination agreements which provide that in the event that their employment is terminated as a consequence of a change-of-control, the Company will pay each individual an amount equal to 299% of their average annual base salary for the five years prior to the change-of-control. Mr. Regan has a similar agreement which would pay him 100% of his then current salary in such event. If such a change-of-control of the Company were to occur at March 18, 1997, an aggregate of $2,788,788 would be payable to these individuals.

DIRECTORS' FEES

         In 1996, each non-employee member of the Board of the Company was paid an annual retainer of $20,000. Each non- employee Board member was also able to participate in programs comparable to those that were established in 1996 by the Compensation Committee for the Company's executive officers and other key employees.

         Similar to the DSU Plan adopted by the Compensation Committee for the Company's executive officers and other key employees, as more fully described elsewhere in this Proxy Statement, the Company's Non-Employee Directors Deferred Stock Unit Plan (the "Directors DSU Plan") allowed each non-employee director the opportunity to defer between 5% and 100% of their cash compensation for each of the two years commencing August 16, 1996, toward the purchase of DSUs. Directors electing to participate in the Directors DSU Plan were also awarded options to purchase the same number of shares of the Company's Common Stock equal to the number of DSUs issued to such person at 100% of the closing price of the Company's Common Stock on the date of election to participate in the Directors DSU Plan. The characteristics of DSUs are more specifically fully elsewhere in this Proxy Statement.

         Additionally, consistent with the program established for the Company's executive officers and other key employees, each non-employee director was offered the opportunity to voluntarily surrender all vesting rights relating to certain fully vested options to purchase shares of the Company's Common Stock that had been previously issued to such director in consideration for repricing the exercise price of such option to an amount equal to 100% of the closing price of the Company's Common Stock on April 22, 1996. These repriced stock options fully vest at the earlier of: (i) the date, after April 22, 1996, on which the 30-consecutive day average closing price of the Company's Common Stock is equal to or greater than the original exercise price of the option immediately prior to the time such option was repriced; or, (ii) April 21, 2006.

         During 1996, the Board also established the 1996 Directors Stock Incentive Plan (the "1996 Directors SIP") and each incumbent director holding office at that time was issued, under such plan, an option to purchase up to 10,000 shares of the Company's Common Stock at a price equal to 100% of the closing price of the Company's Common Stock on June 10, 1996. During 1997, each incumbent Director was granted an option to purchase up to 10,000 shares of the Company's Common Stock at a price equal to 100% of the closing price of the Company's Common Stock on February 20, 1997.

         As of March 18, 1997, incumbent non-employee Directors had been granted non-qualified options, under the 1996 Directors SIP and pursuant to individual agreements, to purchase a cumulative total of 272,264 shares of Common Stock at an average price of $2.95 per share (inclusive of the repriced options), representing 100% of the fair market value of the Common Stock on the respective dates of grant, and had purchased a total of 42,264 DSUs at an average price of $2.94 per DSU, under the Directors DSU Plan. Except as stated above, all of such options vest immediately and expire at the earlier of ten years from the date of grant or within three months after such person ceases to be a Director of the Company.

CERTAIN TRANSACTIONS

         During 1996, Mr. Rehm, who is currently a Director of the Company and is standing for reelection, performed special foreign and other assignments on behalf of certain of the Company's subsidiaries. Mr. Rehm was paid a total of $48,420 in 1996 as remuneration for such services and was reimbursed for appropriate travel expenses.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Messrs. Whatley and Rehm are both former executive officers of the Company.

                               PERFORMANCE GRAPH

         The following graph compares, for the period January 1, 1992 to December 31, 1996, the cumulative total stockholder return on the Common Stock of the Company with the New York Stock Exchange Market Index and an industry-based index prepared by Media General Financial Services, Inc. The industry-based index is comprised of companies that share the same Standard Industrial Classification ("SIC") code as the Company, which consists of companies that offer a diverse array of services, and have comparable market capitalization to the Company. The graph assumes an initial investment of $100 and the reinvestment of all dividends.

                                    [GRAPH]

                Kaneb Services, Inc.       NYSE Market Index      Industry Index
                --------------------       -----------------      -------------
                       100.00                  100.00                 100.00
1992                    76.47                  104.70                  82.95
1993                    67.65                  118.88                  78.69
1994                    50.00                  116.57                  55.36
1995                    57.49                  151.15                  69.37
1996                    83.05                  182.08                  81.84


MARKET PRICE OF COMMON SHARES

         The closing price of the Company's Common Stock on the New York Stock Exchange on March 18, 1997 was $4.00 per share.

         SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE STATEMENT

         Section 16(a) of the Securities and Exchange Act of 1934, as amended ("Section 16 (a)") requires the Company's officers and directors, among others, to file reports of ownership and changes of ownership in the Company's equity securities with the Securities and Exchange Commission and the New York Stock Exchange. Such persons are also required by related regulations to furnish the Company with copies of all Section 16 (a) forms that they file.

         Based solely on its review of the copies of such forms received by it, the Company believes that, since January 1, 1996, its officers and directors have complied with all applicable filing requirements with respect to the Company's equity securities.

                              INDEPENDENT AUDITORS

         Price Waterhouse LLP, the Company's independent auditors for the calendar year ended December 31, 1996, has advised the Company that it will have in attendance at the Annual Meeting of Stockholders a representative who will respond to appropriate questions presented at such meeting regarding the Company's financial results and condition at the close of its most recent fiscal year. Representatives of the firm will be afforded an opportunity to make statements if they wish to do so. The Audit Committee of the Board of Directors of the Company has not yet met to select the principal accountants to audit the accounts of the Company for the calendar year ending December 31, 1997.

                       PROPOSALS FOR NEXT ANNUAL MEETING

         Any proposals of holders of Common Stock of the Company intended to be presented at the Annual Meeting of Stockholders of the Company to be held in 1998 must be received by the Company, addressed to Howard C. Wadsworth, Vice President, Treasurer and Secretary of the Company, 2435 North Central Expressway, Richardson, Texas 75080, no later than December 1, 1997 to be included in the Proxy Statement and form of proxy relating to that meeting. If the date of the 1998 annual meeting is advanced by more than 30 calendar days or delayed by more than 90 calendar days from the date of the 1997 annual meeting to which this Proxy Statement relates, the Company will inform stockholders of such change and the date by which proposals of stockholders must be received.

                                 OTHER MATTERS

         The Board of Directors knows of no other matters than those described above which are likely to come before the meeting. If any other matters properly come before the meeting, persons named in the accompanying form of proxy intend to vote such proxy in accordance with their best judgment on such matters. A copy of the Company's 1996 Annual Report is being mailed, concurrently with the mailing of this Proxy Statement, to stockholders who have not previously received a copy of the Annual Report.

                                        By Order of the Board of Directors


                                        John R. Barnes
                                        Chairman of the Board, President
                                        and Chief Executive Officer
                                        Dated:   March 24, 1997

--------------------------------------------------------------------------------

                              KANEB SERVICES, INC.
             PROXY -- ANNUAL MEETING OF STOCKHOLDERS -- MAY 5, 1997
          This Proxy is solicited on behalf of the Board of Directors

    The undersigned hereby appoints JOHN R. BARNES and HOWARD C. WADSWORTH, and any one or both of them, with power of substitution in each, as proxies for the undersigned, to represent the undersigned and to vote all the Common Stock of Kaneb Services, Inc. (the "Company") which the undersigned would be entitled to vote, as fully as the undersigned could vote and act if personally present, at the Annual Meeting of Stockholders to be held on May 5, 1997 at 9:00 a.m., Eastern Time, at 550 Light Street, Baltimore, Maryland 21202 or at any adjournment thereof.

    The Proxies are authorized to vote in their discretion upon all matters properly brought before the meeting, including any matter of which Management was not aware a reasonable time before the solicitation of this proxy.

       1. Election of persons nominated to be elected as Directors of the
          Company: Sangwoo Ahn, John R. Barnes, Frank M. Burke, Jr., Charles R. Cox, Ralph A. Rehm and James R. Whatley

          [ ] FOR ALL NOMINEES LISTED        [ ] WITHHOLD AUTHORITY TO
              except as marked below             VOTE FOR ALL NOMINEES LISTED

            WITHHELD FOR THE FOLLOWING ONLY (WRITE THE NAME OF THE NOMINEE(S)
                                   ON THE SPACE BELOW)

              -----------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

         2. To transact such other business as may properly come before the meeting or any adjournment thereof; all as more particularly described in the Proxy Statement of the Company, dated March 24, 1997, relating to such meeting, receipt of which is hereby acknowledged.

The shares represented by this proxy will be voted as directed by the stockholder. If no direction is made, this proxy will be voted FOR all Nominees.


                                               ---------------------------------

                                               ---------------------------------
                                               Signature of Stockholder

                                               Please mark, date and sign as
                                               your name(s) appear(s) to the
                                               left and return it in the
                                               enclosed envelope. If acting as
                                               an executor, administrator,
                                               trustee, guardian, etc., you
                                               should so indicate when signing.
                                               If the stockholder is a
                                               corporation, please sign the full
                                               corporate name, by duly
                                               authorized officer. If shares are
                                               held jointly, each stockholder
                                               named should sign.

                                               Dated:                    , 1997
                                                     -------------------

--------------------------------------------------------------------------------